Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kathy Galante OSI Pharmaceuticals, Inc Investor/Public Relations 631-962-2000	Chris Smith (OSI) Eyetech, Inc. Public Relations 212-824-3203	Daniel Watts Pfizer Inc Corporate Media Relations 212-733-3835
SYSTEMIC SAFETY PROFILE OF MACUGEN® (pegaptanib sodium injection) MAINTAINED
THROUGHOUT TWO YEARS WITH NO INCREASED RISK OF CARDIOVASCULAR EVENTS
— Preliminary data from a third year of treatment in patients with neovascular age-related macular degeneration (AMD) revealed no additional safety concerns —
NEW YORK — February 24, 2006 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) and Pfizer Inc (NYSE: PFE) announced today that the systemic safety profile of Macugen® (pegaptanib sodium injection), already established in data from Year 1 of the VISION trials, was maintained over 2 years of treatment with no evidence of an association with hypertension, serious hemorrhagic (excessive bleeding) events, or thromboembolic (blood clots) events as compared to the control group. Such events have been noted with the clinical use of other VEGF inhibitors. Furthermore, a preliminary analysis of a third year of data suggests that the safety of Macugen is maintained throughout three years of treatment. These data were presented at the annual Macula Society meeting on February 22-25, 2006 in Carlsbad, California.
Macugen is the only VEGF inhibitor with long-term safety data in neovascular AMD, and the only VEGF inhibitor that specifically targets VEGF 165, the isoform primarily responsible for promoting the blood vessel growth and leakage associated with neovascular AMD.
“These long-term safety data are of utmost importance because wet AMD afflicts people over the age of 65, an age group already at increased risk of cardiovascular disease, including heart attack and stroke,” said Larry Singerman, M.D., Clinical Professor of Ophthalmology at Case University School of Medicine and President of Retina Associates of Cleveland. “Macugen’s proven systemic safety profile over 2 years is encouraging because many of our patients require long-term treatment since AMD is a chronic, progressive disease.”

About the Studies
Data presented at the Macula Society meeting are from the two Macugen trials, jointly named VISION, that were concurrent multicenter, double-masked, randomized controlled studies, which enrolled 1,190 patients. At the beginning of Year 2, patients receiving Macugen (0.3 mg, 1 mg or 3 mg) were re-randomized (1:1) to either continue treatment for an additional 48 weeks, or to discontinue treatment. Sham-treated patients also were re-randomized to receive one of the three Macugen doses, continue in the sham group, or discontinue treatment. The two-year systemic safety data examined the 425 patients (0.3 mg, N=128; 1 mg, N=126; 3 mg, N=120; sham, N=51) who continued the same treatment in the second year as in the first.
These patients received a total of 2,663 intravitreous injections of Macugen and 388 sham injections. The systemic safety profile of Macugen established in Year 1 was sustained in Year 2, with no evidence that Macugen was associated with an increased incidence of adverse events, such as systemic hypertension, serious hemorrhagic events, or thromboembolic events compared to the control group. Such events have been noted with the clinical use of other VEGF inhibitors.
Preliminary Year 3 Results
After two years (week 102), patients receiving 0.3 mg or 1 mg of Macugen continued on the same dose for a third year; all remaining subjects were re-randomized either to 0.3 or to 1 mg for a third year. A total of 422 patients entered into the third year of the VISION trials. Of these, 161 patients received Macugen for three years. The safety profile of Macugen was maintained over three years. There were no new ocular or systemic safety concerns, such as increased incidence of systemic hypertension, bleeding, or thromboembolic events, noted with continuous Macugen treatment for three years. Such events have been noted in cancer patients with systemic administration of a monoclonal antibody that inhibits all VEGF isoforms.
About Age-Related Macular Degeneration
AMD is a chronic, progressive disease of the central portion of the retina called the macula, resulting in the loss of central vision. The most common symptoms are a central blurred or blank spot, distortion of objects or simply blurred vision. Peripheral vision usually remains intact. AMD is classified into two forms: dry AMD and neovascular or wet AMD.
In neovascular AMD, abnormal blood vessels grow and leak into the macula, resulting in loss of vision. Neovascular AMD is the more severe form of the disease and progresses more rapidly than the dry type. Although it accounts for only about 10-15% of all macular degeneration cases, neovascular AMD is responsible for 90% of blindness caused by the disease.

About Macugen
Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration (neovascular AMD) and is administered in a 0.3-mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.
Macugen has been approved by regulatory authorities in the United States, European Union, Canada, Brazil, Argentina, Peru, Pakistan, the Philippines, and Switzerland, with filings submitted in 14 other countries. OSI and Pfizer co-promote Macugen in the United States. OSI has granted Pfizer exclusive rights to commercialize Macugen in countries outside the United States pursuant to a royalty-bearing licensing agreement.
For full prescribing information about Macugen, please visit http://www.macugen.com/.
Important Safety Information
Macugen is contraindicated in patients with ocular or periocular infections.
Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique — which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) — should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.
Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately. Rare post-marketing cases of allergic reactions have been reported in patients following the Macugen intravitreal administration procedure, although a direct relationship to Macugen or other factors has not been established.
Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases, and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
About Pfizer Inc
Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines for humans and animals in many of the world’s best-known consumer brands. Pfizer Ophthalmics, a division of Pfizer Inc., is committed to preserving sight and eliminating preventable blindness. Pfizer Ophthalmics discovers, develops and provides leading treatments in ophthalmology to support patients who are at risk of blindness or suffering from vision impairment, and to serve the health care professionals who treat them. Its current product line includes the most prescribed treatment to lower elevated eye pressure in patients with ocular hypertension (abnormally high eye pressure) or open-angle glaucoma. In collaboration with OSI Pharmaceuticals, the division also includes a treatment for neovascular age-related macular degeneration.
For more information about Pfizer, please visit http://www.pfizer.com.

PFIZER DISCLOSURE NOTICE
The information contained in this release is as of February 24, 2006. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.
This release contains forward-looking information regarding Macugen that involves substantial risks and uncertainties. A description of these risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its reports on Forms 10-Q and 8-K.
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